EXHIBIT 99.1

Consolidated Financial Statements Vurv Technology, Inc. and Subsidiaries Years Ended January 31, 2006, 2007 and 2008 With Report of Independent Certified Public Accountants

Vurv Technology, Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended January 31, 2006, 2007 and 2008

Contents

Report of Independent Certified Public Accountants1
Consolidated Balance Sheets2
Consolidated Statements of Operations3
Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Deficiency4
Consolidated Statements of Cash Flows5
Notes to Consolidated Financial Statements6

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of
Vurv Technology, Inc.

We have audited the consolidated balance sheet of Vurv Technology, Inc. and subsidiaries (the Company) as of January 31, 2008, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vurv Technology, Inc. and subsidiaries at January 31, 2008, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Jacksonville, Florida
May 16, 2008

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Taleo Corporation
Dublin, California

We have audited the accompanying consolidated balance sheet of Vurv Technology, Inc. and subsidiaries (the “Company”) as of January 31, 2007, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ deficiency, and cash flows for each of the two years in the period ended January 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2007, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Jacksonville, Florida
February 8, 2008

Vurv Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

	January 31
	2007	2008
	(In thousands, except share and
	per share information)
Assets
Current assets:
Cash and cash equivalents	$3,236	$2,014
Accounts receivable, net of allowances of $115 and $261 as of January 31,
2007 and 2008, respectively	9,010	11,332
Deferred commissions	1,349	1,343
Costs plus earnings in excess of billings	760	1,190
Prepaid expenses and other current assets	1,450	1,156
Total current assets	15,805	17,035
Property and equipment, net	4,953	5,052
Restricted cash	382	286
Deferred commissions, non-current	1,672	1,186
Goodwill	9,986	9,966
Other intangibles, net	2,740	1,694
Other assets	–	152
Total assets	$35,538	$35,371

Liabilities, redeemable preferred stock and stockholders’ deficiency
Current liabilities:
Accounts payable	$2,456	$2,561
Deferred revenue	18,511	19,742
Accrued compensation and benefits	1,638	2,145
Sales commissions payable	1,016	995
Notes payable	762	7,738
Capital lease obligations	434	1,042
Other current liabilities	2,166	2,061
Total current liabilities	26,983	36,284
Long-term liabilities:
Fair value of redeemable preferred stock conversion feature	53,571	58,556
Sales commissions payable, non-current	1,622	467
Notes payable, non-current	5,738	–
Capital lease obligations, non-current	552	1,213
Accrued rent expense	538	382
Other liabilities	–	234
Total long-term liabilities	62,021	60,852
Total liabilities	89,004	97,136

Redeemable preferred stock:
Series A, $0.001 par value, 17,200,000 shares authorized, issued and outstanding
as of January 31,2007 and 2008	22,232	24,062
Series B, $0.001 par value, 4,480,000 shares authorized, issued and outstanding
as of January 31, 2007 and 2008	13,223	14,310
Series C, $0.001 par value, 1,288,660 shares authorized, issued and outstanding
as of January 31, 2007 and 2008	5,289	5,726
Series D, $0.001 par value, 1,882,353 shares authorized, issued and outstanding
as of January 31, 2007 and 2008	8,035	8,698
Total redeemable preferred stock	48,779	52,796

Stockholders’ deficiency:
Common stock, par value $0.001, 75,000,000 shares authorized; 30,321,288 and 30,372,538 shares issued; 12,971,288 and 13,022,538 shares outstanding
as of January 31, 2007 and 2008, respectively	30	30
Treasury shares, at cost, 17,350,000 shares as of January 31, 2007 and 2008	(7,833)	(7,833)
Accumulated other comprehensive loss	(150)	(196)
Accumulated deficiency	(94,292)	(106,562)
Total stockholders’ deficiency	(102,245)	(114,561)
Total liabilities, redeemable preferred stock, and stockholders’ deficiency	$35,538	$35,371

See accompanying notes.

Vurv Technology, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended January 31
	2006	2007	2008
	(In thousands)
Revenue:
Subscription and support	$13,914	$22,606	$34,419
Professional services and other	12,109	13,259	13,282
License	8,039	3,900	1,328
Total revenue	34,062	39,765	49,029
Cost of revenue:
Subscription and support(1)	5,925	6,946	9,880
Professional services and other(1)	11,667	11,190	8,688
License	369	114	106
Total cost of revenue	17,961	18,250	18,674

Gross profit	16,101	21,515	30,355

Operating expenses:
Sales and marketing(1)	12,321	14,669	13,520
Research and development(1)	8,164	9,439	8,086
General and administrative(1)	10,213	10,132	11,427
Total operating expenses	30,698	34,240	33,033
Other operating income (expense):
Gain (loss) on disposal of operating assets	5,290	–	(55)
Operating loss	(9,307)	(12,725)	(2,733)

Other income (expense):
Decrease (increase) in fair value of redeemable preferred
stock conversion feature	(21,450)	536	(4,986)
Loss on issuance of Series C redeemable convertible
preferred stock	–	(3,399)	–
Interest income	68	102	84
Interest expense	(171)	(524)	(811)
Other expense, net	(21,553)	(3,285)	(5,713)
Loss before provision for income taxes	(30,860)	(16,010)	(8,446)
Income taxes	(1)	(6)	(241)
Net loss	(30,861)	(16,016)	(8,687)
Preferred stock dividend requirements	(2,498)	(2,969)	(4,017)
Net loss attributable to common stockholders	$(33,359)	$(18,985)	$(12,704)

(1)Includes stock-based compensation expense as follows:
	2006	2007	2008

Subscription and support	$–	$34	$33
Professional services	–	43	35
Sales and marketing	–	79	94
Research and development	–	69	51
General and administrative	–	430	160

See accompanying notes.

Vurv Technology, Inc. and Subsidiaries

Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Deficiency

For the Years Ended January 31, 2006, 2007 and 2008
(In thousands, except for share and per share information)

						Accumulated
	Redeemable					Other		Total
	Preferred Stock		Common Stock		Treasury	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Stock	Loss	Deficiency	Deficiency

Balance, January 31, 2005	21,680,000	$30,253	29,904,851	$30	$(7,833)	$(32)	$(43,510)	$(51,345)
Series A redeemable preferred stock dividend	–	1,566	–	–	–	–	(1,566)	(1,566)
Series B redeemable preferred stock dividend	–	932	–	–	–	–	(932)	(932)
Issuance of common stock in conjunction with business acquisitions	–	–	405,000	–	–	–	1,143	1,143
Comprehensive loss:
Foreign currency translation adjustments	–	–	–	–	–	(72)	–	–
Net loss	–	–	–	–	–	–	(30,861)	–
Total comprehensive loss	–	–	–	–	–	–	–	(30,933)
Balance, January 31, 2006	21,680,000	32,751	30,309,851	30	(7,833)	(104)	(75,726)	(83,633)
Series A redeemable preferred stock dividend	–	1,696	–	–	–	–	(1,696)	(1,696)
Series B redeemable preferred stock dividend	–	1,008	–	–	–	–	(1,008)	(1,008)
Issuance of Series C preferred stock at $3.88 per share	1,288,660	5,000	–	–	–	–	–	–
Allocation of Series C convertible redeemable preferred stock
proceeds to fair value of embedded derivative	–	(7)	–	–	–	–	–	–
Stock-based compensation associated with Series C convertible
redeemable preferred stock issuance	–	256	–	–	–	–	–	–
Series C redeemable preferred stock dividend	–	40	–	–	–	–	(40)	(40)
Issuance of Series D Junior preferred stock at $4.25 per share in
conjunction with a business acquisition	1,882,353	8,600	–	–	–	–	–	–
Allocation of Series D Junior convertible redeemable preferred
stock proceeds to fair value of embedded derivative	–	(790)	–	–	–	–	–	–
Series D redeemable preferred stock dividend	–	225	–	–	–	–	(225)	(225)
Stock-based compensation expense	–	–	–	–	–	–	399	399
Exercise of stock options	–	–	11,437	–	–	–	20	20
Comprehensive loss:
Foreign currency translation adjustments	–	–	–	–	–	(46)	–	–
Net loss	–	–	–	–	–	–	(16,016)	–
Total comprehensive loss	–	–	–	–	–	–	–	(16,062)
Balance, January 31, 2007	24,851,013	48,779	30,321,288	30	(7,833)	(150)	(94,292)	(102,245)
Series A redeemable preferred stock dividend	–	1,830	–	–	–	–	(1,830)	(1,830)
Series B redeemable preferred stock dividend	–	1,087	–	–	–	–	(1,087)	(1,087)
Series C redeemable preferred stock dividend	–	437	–	–	–	–	(437)	(437)
Series D redeemable preferred stock dividend	–	663	–	–	–	–	(663)	(663)
Stock-based compensation expense	–	–	–	–	–	–	373	373
Exercise of stock options	–	–	51,250	–	–	–	58	58
Comprehensive loss:
Foreign currency translation adjustments	–	–	–	–	–	(46)	3	–
Net loss	–	–	–	–	–	–	(8,687)	–
Total comprehensive loss	–	–	–	–	–	–	–	(8,730)
Balance, January 31, 2008	24,851,013	$52,796	30,372,538	$30	$(7,833)	$(196)	$(106,562)	$(114,561)

See accompanying notes.

Vurv Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended January 31
	2006	2007	2008
	(In Thousands, Except for
	Share and per Share Information)
Cash flows from operating activities
Net loss	$(30,861)	$(16,016)	$(8,687)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,623	2,872	3,585
Provision for doubtful accounts	2	117	261
Increase (decrease) in fair value of redeemable preferred stock conversion feature	21,450	(536)	4,986
Loss on issuance of Series C redeemable convertible preferred stock	–	3,399	–
Net (gain) loss on sale of operating assets	(5,190)	–	55
Stock-based compensation expense	–	655	373
Changes in operating assets and liabilities which (used) provided cash:
Accounts receivable	(1,134)	(3,308)	(2,582)
Deferred commissions	(1,183)	178	492
Cost plus earnings in excess of billings	1,527	(79)	(430)
Prepaid expenses and other current assets	(90)	(226)	143
Accounts payable	1,951	(666)	(41)
Accrued compensation and benefits	19	(254)	507
Other accrued liabilities	(18)	1,287	(28)
Deferred revenue	1,874	3,504	1,231
Accrued sales commissions	794	(447)	(1,177)
Net cash used in operating activities	(8,236)	(9,520)	(1,312)

Cash flows from investing activities
Purchases of property and equipment	(2,825)	(1,070)	(647)
Cash paid for acquired business, net of cash acquired	(133)	(49)	–
Cash received from sale of operating assets	6,318	–	–
Decrease in restricted cash	550	95	95
Net cash provided by (used in) investing activities	3,910	(1,024)	(552)

Cash flows from financing activities
Repayment of capital lease obligations	(864)	(973)	(606)
Proceeds from notes payable	920	9,801	2,000
Repayments of notes payable	(1,866)	(4,221)	(762)
Proceeds from exercise of stock options	–	20	58
Proceeds from the issuance of preferred stock	–	5,000	–
Net cash (used in) provided by financing activities	(1,810)	9,627	690
Effect of foreign currency exchange rate changes on cash and cash equivalents	(72)	(25)	(48)
Net decrease in cash and cash equivalents	(6,208)	(942)	(1,222)
Cash and cash equivalents – beginning of period	10,386	4,178	3,236
Cash and cash equivalents – end of period	$4,178	$3,236	$2,014

Supplemental disclosures of cash flow information
Interest paid	$117	$469	$778
Taxes paid	77	62	44

Supplemental schedule of non-cash investing and financing activities
Capital lease purchases of property and equipment	696	1,056	1,873
Preferred stock dividend requirements	2,498	2,969	4,017
Accrued property and equipment purchases	527	102	147
Issuance of equity in connection with acquisitions	1,143	8,600	–

See accompanying notes.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

January 31, 2008

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies

Business Description

Vurv Technology, Inc. and subsidiaries (the Company) provides on-demand talent management applications and related support and services. The Company’s applications help businesses automate key activities of the talent management process, from initial sourcing and recruitment of employees through ongoing development, assessment, compensation, retention and workforce optimization. The Company delivers its applications to its customers primarily as on-demand software through a standard web browser.

The Company was incorporated under the laws of the state of Florida on September 19, 1996 as Creative Systems Solutions, Inc. doing business as “Recruitmax.” The Company began selling resume management software for corporate human resources departments and staffing agencies under a perpetual license model. In 1997, the Company expanded its software offering to address the complex recruitment needs of the broader talent management market, and in 1998, the Company reengineered its software applications to be delivered on-demand over the Internet on a subscription basis. On November 4, 2003, in connection with its first institutional equity financing, the Company reincorporated in Delaware under the name Recruitmax Software, Inc. Subsequently, the Company significantly expanded its family of talent management applications to address the complex performance management, compensation management and workforce optimization needs of the broader talent management market. In order to more accurately reflect the expansion of the applications that it offers, the Company changed its name to Vurv Technology, Inc. on February 28, 2006.

The Company is headquartered in Jacksonville, Florida, with offices located in Petaluma, California; Liberty Corner, New Jersey; Sydney, Australia; Paris, France and London, England.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

The Company’s fiscal year ends January 31. References to fiscal year 2008, for example, refer to the fiscal year ended January 31, 2008.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

Certain Significant Risks and Uncertainties

The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: advances and trends in new technologies and industry standards; pressures resulting from new applications offered by competitors; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; risk associated with changes in domestic and international economic or political conditions or regulations; significant fluctuations in the local currencies of countries in which the Company conducts business; availability of necessary product components; and the Company’s ability to attract and retain employees necessary to support its growth.

Liquidity Risk

The Company incurred net losses of $30.9 million, $16.0 million and $8.7 million in fiscal years 2006, 2007 and 2008, respectively, and used cash from operations of $8.2 million, $9.5 million and $1.3 million in fiscal years 2006, 2007 and 2008, respectively. Although the Company has a history of net losses and cash requirements, its current cash projections indicate that cash generated by its operations combined with the funds available under its credit facility will be sufficient, and the Company expects to be able to meet its working capital, capital expenditure and other cash needs through the fiscal year ending January 31, 2009.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as reported amounts of revenue and expenses during the reporting period. Significant estimates included in the Company’s consolidated financial statements presented herein include the allowance for doubtful accounts, revenue recognition, including vendor-specific objective evidence (VSOE), and the fair value assumptions underlying the valuation of the convertible redeemable preferred stock instruments, stock options, and intangible assets, including determination of the useful lives. Actual results will differ from those estimates.

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company generates revenues from the delivery of subscription services (which includes software maintenance), consulting services, and the sale of software licenses which may include hosting. The Company recognizes revenues in accordance with accounting standards for software and service companies including American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition (SOP 97-2), as amended by SOP 98-9, the consensus reached in Emerging Issues Task Force (EITF) Issue No. 00-3, Application of AICPA Statement of Position 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware, the consensus reached in EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, SEC Staff Accounting Bulletin No. 104, Revenue Recognition, and utilizes the proportional performance method for certain contracts which closely approximates SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and related interpretations, including AICPA Technical Practice Aids.

The Company recognizes revenue when:

•	evidence of an arrangement exists;

•	delivery has occurred;

•	the fees are fixed or determinable; and

•	collection is considered probable.

If collection is not considered probable and all other recognition criteria are met, the Company recognizes revenues when the fees are collected. If the fees are not fixed or determinable and collection is probable, the Company recognizes revenues as payments become due from the customer. Accordingly, management’s judgment as to the probability of collection and determinability of fees may materially affect the timing of our revenue recognition and results of operations. If non-standard acceptance periods or non-standard performance criteria are required, the Company recognizes revenue upon the expiration of the acceptance period or satisfaction of the acceptance/performance criteria, as applicable.

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

In contractual arrangements that include the provision of multiple elements, the Company applies the accounting guidance most applicable (as described above) to the specific arrangement to determine how contract consideration should be measured and allocated to the separate elements in the arrangement. Multiple element arrangements require the delivery or performance of multiple products, services and/or rights to use assets. Generally, separate contracts with the same customer that are entered into at or near the same time are presumed to have been negotiated together and, therefore, are accounted for as a single contractual arrangement in determining how contract consideration should be measured and allocated to the separate elements in the arrangement. Typically, the Company measures and allocates the total arrangement fee among each of the elements based on their fair value or, if necessary, VSOE. VSOE is determined by the price charged when an element is sold separately or, in the case of an element not yet sold separately, the price set by authorized management, if it is probable that the price, once established, will not materially change prior to separate market introduction.

Subscription and Support Revenues. Subscription and support revenues are typically recognized monthly as the service is provided to the customer and consist of:

•	Monthly fees paid for subscription services;

•	Amortization of fees paid for software maintenance and hosting services under software license arrangements where VSOE exists for all undelivered elements; and

•	The amortized portion of related license, hosting, maintenance and consulting fees in certain multiple element arrangements where VSOE does not exist for an undelivered element.

Subscription fees for the on-demand software application provide customers the right to access applications, use of hardware for the application access, and customer support. Customers do not have the right to take possession of the software during the subscription agreement. Contracts generally have a term of three years, are generally noncancelable, and provide for penalties if canceled. Subscription revenues are recognized as the services are performed (ratably) over the term of the agreement.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

Software maintenance services include technical support and the right to receive unspecified upgrades and enhancements on a when-and-if available basis. Fees for software maintenance services are typically billed in advance of performance of the services with provisions for subsequent automatic annual renewals. The Company defers the related revenues and recognizes them ratably over the respective maintenance terms, which typically are one year.

Hosting services provide perpetual license customers the ability to access their licensed application residing on hardware owned by the Company. The customer can take possession of the software application anytime during the hosting service agreement without significant penalty, and it is feasible that the customer can either operate the software on their own hardware or contract with another vendor to host the software. Hosting revenue is recognized ratably over the term of the arrangement.

Professional Service Revenues. Professional services generally include consulting, business process reengineering, change management, application configuration, integration, education, and training services. Professional services revenue is recognized based upon time and material as the work is performed or under the proportional performance method based on the terms of the contract. Proportional performance is measured by professional services milestones achieved as of the reporting date. This method is used because management has determined that past experience has shown the milestones to be the best measure of progress on these engagements.

In service arrangements that include consulting and subscription services, but not a license of software, the Company recognizes consulting revenues as they are performed if the consulting services qualify as a separate unit of accounting within the arrangement. The consulting services qualify as a separate unit of accounting if they have value to the customer on a stand-alone basis, do not involve a significant degree of risk or unique acceptance criteria, there is objective reliable evidence of fair value of all undelivered elements, and delivery or performance of the subscription services is considered probable and substantially within the Company’s control. The Company has determined that, in service arrangements of this type, the consulting services typically qualify as a separate unit of accounting and, accordingly, the consulting revenues are recognized as the services are performed. If the consulting services do not qualify as a separate unit of accounting, the related revenues are combined with the subscription revenues, and recognized ratably over the subscription service period. Management’s judgment as to whether the consulting services qualify as a separate unit of accounting may materially affect the timing of our revenue recognition and our results of operations.

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

License Revenues. In software license arrangements that include multiple elements, the Company allocates the total arrangement fee among each of the elements using the residual method, under which revenues are allocated to undelivered elements based on their respective VSOE of fair value and the residual amount of revenue is allocated to the delivered element. If sufficient VSOE of fair value does not exist for the allocation of revenue to the various elements of the arrangement, the related revenues are combined and deferred until the earlier of the point at which VSOE of fair value does exist or all elements of the arrangement have been delivered.

In arrangements where the license software includes hosting the license for the customer, a software element is only considered present if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either operate the software on their own hardware or contract with another vendor to host the software. If the arrangement meets these criteria, as well as the other criteria for recognition of the license revenues described above, a software element is present and license revenues are recognized when the software is delivered and hosting revenues are recognized as the service is provided. If a separate software element described above is not present, the related revenues are combined and recognized ratably over the hosting or maintenance period, whichever is longer.

Anticipated losses on contracts are charged to income in their entirety when such losses become probable and can be reasonably estimated. Cost plus earnings in excess of billings includes amounts earned as revenue but unbilled. Deferred revenue represents amounts received or due from customers for which the revenue recognition criteria have not been met. Deferred revenue is recognized into revenue when all revenue recognition criteria are met. In general, prerequisites for billings are established by contractual provisions, including predetermined payment schedules, the achievement of contract milestones, or submission of appropriate billing detail. The Company does not provide refunds for customer cancellations.

In accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, the Company classifies reimbursements received for out-of-pocket expenses incurred as revenue and associated costs included in expenses in the income statement, when the Company has acted as the principal. Accordingly, $633,000, $740,000 and $623,000 of reimbursable expenses for the years ended January 31, 2006, 2007 and 2008, respectively, have been included in “Professional services and other” revenues and cost of revenues in the accompanying consolidated statements of operations.

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

Cost of Revenue

Cost of revenue consists primarily of costs associated with each of our three sources of revenue.

Cost of Subscription and Support Revenue. Cost of subscription and support revenue primarily consists of costs related to hosting and supporting our on-demand applications, data center expenses, salaries and benefits of operations and support personnel, software license fees, repetitive third party fees generated for job posting and reporting tools, costs associated with website development activities and allocated overhead.

Cost of Professional Services Revenue. Cost of professional services revenue primarily consists of costs related to salaries and benefits of professional services provided to our customers, including business process reengineering, change management, application configuration, integration, education, training, and reimbursable expenses, as well as allocated overhead.

Cost of License Revenue. Cost of license revenue primarily consists of royalties paid to a third party relating to software used in the recruitment application.

The Company allocates overhead such as rent and occupancy, information technology costs and depreciation to all departments based on headcount. As such, general overhead expenses are reflected in each cost of revenue and operating expense category. The cost associated with providing professional services is significantly higher as a percentage of revenue than the cost associated with delivering our on-demand subscription service due to the labor costs associated with providing professional services.

Deferred Sales Commissions

Deferred commissions are the incremental costs that are directly associated with revenue contracts and consist of sales commissions paid or to be paid to the Company’s direct sales force. The commissions are earned by the sales associate, deferred at the time of contract signing and recorded as an asset and charged to expense over the term of the related non-cancelable customer contract on a contract by contract basis. Sales commission amortization expense was $2.5 million, $2.3 million and $2.0 million during the years ended January 31, 2006, 2007 and 2008, respectively.

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

Research and Development

The Company expenses research and development costs as incurred. The Company has not capitalized any development costs under Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, because the development costs incurred between the date a software product attains technological feasibility and the date the product is available for general release to customers has been insignificant.

Comprehensive Loss

Comprehensive loss is a broad measure of the effects of transactions and other events on an entity, comprising all recognized changes in equity (net assets) of the entity during a period from transactions and other events and circumstances except those resulting from investments by owners and distributions to owners. Comprehensive loss consists of net loss and other comprehensive income (loss), which includes foreign currency translation losses, net of tax.

Income Taxes

The Company accounts for income taxes under the asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for income tax reporting purposes, net operating loss carryforwards and other tax credits measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

Compliance with income tax regulations requires the Company to make decisions relating to the transfer pricing of revenue and expenses between each of its legal entities that are located in several countries. The Company’s determinations include many decisions based on management’s knowledge of the underlying assets of the business, the legal ownership of these assets, and the ultimate transactions conducted with customers and other third-parties. The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in multiple tax jurisdictions. The Company may be periodically reviewed by domestic and foreign tax authorities regarding the amount of taxes due. These reviews may include questions regarding the timing and amount of deductions and the allocation

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

of income among various tax jurisdictions. In evaluating the exposure associated with various filing positions, the Company records a liability when it is not probable that an uncertain tax position will be sustained upon examination by a taxing authority. Such estimates are subject to change. See Recent Accounting Pronouncements for the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, or FIN No. 48.

The Company considers all undistributed earnings of its foreign subsidiaries to be permanently invested in foreign operations. Accordingly, no deferred tax liabilities have been recorded in this regard.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents. At January 31, 2007 and 2008, the Company had no investments with maturities greater than three months. Cash equivalents are recorded at cost, which approximates fair market value. The Company has pledged funds to secure a letter of credit in the amount of $382,000 and $286,000 that was outstanding as of January 31, 2007 and 2008, respectively. The Company is contractually required to maintain these funds which are classified as restricted cash in accordance with its operating lease agreement for office space (see Note 8).

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents amounts currently due from customers for which revenue has been recognized or amounts currently due under contract billings for which revenue has not been recognized. As of January 31, 2007 and 2008, no individual customer accounted for more than 10% of the Company’s receivable balance.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing receivables. The Company determines the allowance based on factors such as historical collection experience, customer’s current creditworthiness, customer concentration, age of accounts receivable balance, and general economic conditions that may affect a customer’s ability to pay. Actual customer collections could differ from estimates. The Company reviews its allowance for doubtful accounts on a monthly basis. Account balances are charged to the allowance when the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Derivative Instruments

The Company does not enter into or hold derivative instruments for trading or speculative purposes. However, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company has accounted for the conversion feature in the Series A, B, C preferred stock, and in the Series D Junior preferred stock as an embedded derivative and recorded a separate liability in its balance sheet representing the fair value of the embedded derivative. Changes in the fair value of the conversion feature are recognized through earnings at each reporting period. Fair value is determined by the Company’s management based on several factors as described in Note 10.

Fair Value of Financial Instruments

The carrying amounts of the Company’s highly liquid financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accrued expenses, approximate their fair values due to their short period of time to maturity. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximates fair value.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

Goodwill and Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather tested for impairment, at least annually or more frequently if indicators of impairment arise. The Company tests for impairment at the reporting unit level. If impairment of the reporting unit carrying value based on the calculated fair value exists, the Company measures the impairment through the use of discounted cash flows. The Company has determined that the carrying values of its goodwill did not exceed the fair values, as such no impairment of goodwill existed at January 31, 2007 and 2008.

Intangible assets acquired as part of a business combination are accounted for in accordance with SFAS No. 141, Business Combinations, and are recognized apart from goodwill if the intangible asset arises from contractual or other legal rights or the asset is capable of being separated from the acquired enterprise. Definite lived intangible assets are amortized over their useful lives, which are three to five years.

Impairment of Long-Lived Assets

The Company reviews the carrying value of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. If such review indicates the carrying amount of long-lived assets is not recoverable and exceeds its fair value, an impairment loss is recognized.

Leases

The Company leases worldwide facilities and certain other equipment under non-cancelable lease agreements. The terms of certain lease agreements provide for rental payments on a graduated basis. The Company recognizes rent expense on the straight-line basis over the lease period and accrues for rent expense incurred but not paid.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

Under certain leases, the Company also received reimbursements for leasehold improvements. These reimbursements are lease incentives which have been recognized as a liability and are being amortized on a straight-line basis over the term of the lease as a component of minimum rental expense. The leasehold improvements are included in property, plant and equipment and are being amortized over the shorter of the estimated useful life of the improvements or the lease term.

The Company also leases various types of computer and office equipment under non-cancelable lease agreements that expire through 2010.

The Company applies the criteria of SFAS No. 13, Accounting For Leases, to determine whether to account for leases as operating or as capital leases.

Property and Equipment

Property and equipment, including software purchased for internal use, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Assets acquired under capital lease obligations and leasehold improvements are amortized over the estimated useful lives or the remaining lease term, whichever is shorter. Repairs and maintenance are expensed as incurred.

Depreciable
Life
in Years

Computer hardware and software	3
Furniture and fixtures	5-7
Leasehold improvements	3-6

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the local currency. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component of stockholders’ deficiency. Income and expense accounts are translated into U.S. dollars, the reporting currency, at average rates of exchange prevailing during the periods presented. Foreign currency transaction gains and losses are included in operating loss and have not been material during any of the periods presented. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rates in effect on the consolidated balance sheet dates.

Stock-Based Compensation

Prior to February 1, 2006, under SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123) and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123 (SFAS 148), the Company elected to follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25), which prescribes the intrinsic value method of accounting for its stock-based awards issued to employees and directors. As all grants prior to February 1, 2006 were issued at or greater than fair value, the Company had not recognized compensation expense for its stock-based awards to employees and directors in the consolidated statements of operations.

Effective February 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment (SFAS 123(R)). As the Company is not public and previously used the minimum value method of measuring equity share options for pro-forma disclosure purposes, the Company uses the prospective transition method as permitted under SFAS 123(R). The prospective transition method requires the Company to apply the provisions of SFAS 123(R) only to new awards granted, and to awards modified, repurchased, or cancelled after the adoption date. Under this transition method, stock-based compensation expense recognized beginning February 1, 2006 is based on the grant date fair value of stock-based awards granted or modified after February 1, 2006.

Under SFAS 123(R), the Company recognizes stock-based compensation for awards on a straight-line method over the requisite service period.

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

Concentration of Credit Risk and Significant Customers

Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains substantially all of its cash in financial institutions that are believed to be high credit quality financial institutions. The Company grants credit to customers in the ordinary course of business and provides an allowance when necessary for potential credit losses. The Company is not exposed to any material credit concentration risk. No individual customer accounted for more than 10% of the Company’s revenue in 2006, 2007 or 2008. Cash balances are maintained at several banks. Accounts located in the United States are insured by the Federal Deposit Insurance Corporation, or FDIC, up to $100,000. Certain operating cash accounts may exceed the FDIC limits.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs were $657,000, $588,000 and $328,000 for the years ended January 31, 2006, 2007 and 2008, respectively.

Recent Accounting Pronouncements

In July 2006, the FASB issued FIN No. 48, which clarifies the accounting for uncertainty in income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting for interim periods and disclosures for uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN No. 48 on February 1, 2007. The impact of FIN No. 48 did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Upon adoption, and as of January 31, 2007 and 2008, the Company did not have any material federal, state, or foreign unrecognized tax benefits. Upon adoption of FIN No. 48, the Company adopted an accounting policy to classify interest and penalties on unrecognized tax benefits as income tax expense. For the years prior to adoption of FIN No. 48, the Company did not have interest or penalties on unrecognized tax benefits and, therefore, had no established accounting policy. The Company files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The Company is subject to U.S. federal and state income tax examinations by tax authorities for the periods 2005 through 2007 due to net operating losses. The Company does not expect any material changes to unrecognized tax benefits within the next 12 months.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

1. Business Description, Liquidity Risk and Summary of Significant Accounting Policies (continued)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS No. 157, which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159, including an Amendment of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, which allows an entity to choose to measure certain financial instruments and liabilities at fair value. Subsequent measurements for the financial instruments and liabilities an entity elects to measure at fair value will be recognized in earnings. SFAS No. 159 also establishes additional disclosure requirements. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided that the entity also adopts SFAS No. 157. The impact of SFAS No. 159 will not have a material effect on the Company’s consolidated financial position, results of operations, and cash flows as the Company does not plan to elect the fair value option.

2. Acquisitions and Dispositions

Disposition of Certain Knowledge Point Assets

On December 28, 2005, the Company sold selected small business applications for $6.3 million. These applications were originally acquired when the Company purchased Knowledge Point in August 2004 and did not meet the definition of a discontinued operation under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company divested of these small business applications as part of the Company’s strategy to focus on products for medium to large enterprise clients. The sales of these applications resulted in a gain of $5.3 million, recorded in other operating income in 2006. In conjunction with this asset disposition, the Company wrote-off the fair value of the goodwill and intangible assets associated with the disposed assets and incurred transaction costs of $110,000.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Acquisitions and Dispositions (continued)

The following table summarizes the asset disposition (in thousands):

Knowledge
Description	Point

Net cash received	$4,410
Plus liabilities assumed:
Note payable	1,500
Accrued expenses	250
Accrued interest	90
Sale price	6,250
Less assets/liabilities purchased/written off:
Deferred revenue	100
Inventory	(20)
Transaction costs	(110)
Goodwill	(678)
Existing technology, net	(152)
Customer relationships, net	(100)
Gain on sale	$5,290

Acquisition of Substantially all of the Assets of and Assumption of Select Liabilities from Infotechworks, Inc.

On February 25, 2005, the Company acquired substantially all of the assets of, and assumed certain liabilities from Infotechworks, Inc. (Infotechworks), a software and solutions provider of enterprise performance management solutions. The Company believes this acquisition augments the Company’s existing performance management solutions. Under terms of the asset purchase agreement, the Company paid cash consideration of $8,000 plus $37,000 in transaction costs and issued 55,000 shares of common stock valued at $104,000.

The operating results of Infotechworks are included in the consolidated statements of operations from February 25, 2005.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Acquisitions and Dispositions (continued)

The following table summarizes the Company’s purchase price allocation based on the fair values of the assets acquired and liabilities assumed on February 25, 2005 (in thousands):

Tangible current assets	$6
Current assets	23
Goodwill	267
Current liabilities	(146)
Net assets acquired	$150

The goodwill represents business benefits the Company anticipates realizing in future periods.

Acquisition of Substantially all of the Assets of and Assumption of Select Liabilities From InScope, Inc.

On January 25, 2006, the Company acquired InScope, Inc. (InScope), a provider of competency-driven human capital management solutions. The Company believes this acquisition augments the Company’s existing solutions and brings the technical expertise of the InScope employees. Under terms of the asset purchase agreement, the Company paid $88,000 in transaction costs and issued 350,000 shares of common stock valued at $1.0 million.

The operating results of InScope are included in the consolidated statements of operations from January 25, 2006.

The following table summarizes the Company’s purchase price allocation based on the fair values of the assets acquired and liabilities assumed on January 25, 2006 (in thousands):

Tangible current assets	$8
Goodwill	509
Existing technology	610
Net assets acquired	$1,127

The intangible assets include existing technology which is being amortized in cost of sales over five years. The goodwill represents business benefits the Company anticipates realizing in future periods.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Acquisitions and Dispositions (continued)

Acquisition of Substantially all of the Assets of and Assumption of Select Liabilities From People Business Network, Inc.

On January 11, 2007, the Company acquired substantially all of the assets of and assumed certain liabilities from People Business Network, Inc. (PBN), a leading provider of on-demand workforce optimization solutions that help companies monitor workforce transitions, analyze workforce metrics, and automate workforce deployment processes. The Company acquired PBN to enhance the Company’s talent management suite by adding a solution to address employee separation, redeployment and retention. Under terms of the asset purchase agreement, the Company authorized and issued 1,882,353 shares of Series D Convertible Junior Preferred Stock (Series D Junior) valued at $8.6 million to PBN as consideration for the acquired assets plus paid $49,000 in transaction costs.

The operating results of PBN are included in the consolidated statements of operations from January 11, 2007. During fiscal year 2008, the Company recorded additional transaction costs of $4,000 and adjusted the acquired current liabilities which resulted in a net decrease to goodwill of $20,000.

The following table summarizes the Company’s purchase price allocation based on the fair values of the assets acquired and liabilities assumed on January 11, 2007 (in thousands):

Tangible current assets	$159
Current assets	508
Non-current assets	63
Favorable lease	47
Existing technology	1,415
Customer relationships	380
Goodwill	6,921
Current liabilities	(840)
Net assets acquired	$8,653

The intangible assets include existing technology and customer relationships which are being amortized in cost of sales over three to five years. The goodwill represents business benefits the Company anticipates realizing in future periods.

3. Goodwill and Intangible Assets

The Company’s intangible assets are summarized as follows (in thousands):

			Weighted-
			Average
	January 31		Amortization
	2007	2008	Period

Goodwill	$9,986	$9,966	–
Trademark	120	120	42 months
Existing technology	2,872	2,872	46 months
Customer relationships	934	934	49 months
Favorable lease	47	47	43 months
	13,959	13,939
Accumulated amortization	(1,233)	(2,279)
	$12,726	$11,660

All of the Company’s finite-lived acquired intangible assets are amortized on a straight-line basis over their estimated useful life years. The weighted-average amortization period for the intangible assets is approximately 47 months. Amortization expense for acquired intangible assets was $553,000, $591,000 and $1.1 million for the years ended January 31, 2006, 2007 and 2008, respectively.

For the years subsequent to January 31, 2008, estimated amortization expense for intangible assets is as follows (in thousands):

2009	$644
2010	607
2011	291
2012	152
$1,694

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Goodwill and Intangible Assets (continued)

The following table summarizes changes in the Company’s goodwill balances for the periods ended (in thousands):

	January 31
	2007	2008

Goodwill balance at beginning of period	$3,045	$9,986
Goodwill acquired during the period	6,941	–
Goodwill adjustment	–	(20)
Goodwill related to disposition	–	–
Goodwill balance at end of period	$9,986	$9,966

4. Property and Equipment, Net

Property and equipment at January 31, 2007 and 2008 are as follows (in thousands):

	January 31
	2007	2008

Computer hardware and software	$7,232	$9,045
Furniture and fixtures	1,204	1,248
Leasehold improvements	1,275	1,288
Total property and equipment	9,711	11,581
Accumulated depreciation and amortization	(4,758)	(6,529)
Property and equipment – net	$4,953	$5,052

Depreciation and amortization expense was $2.1 million, $2.3 million and $2.5 million for the years ended January 31, 2006, 2007 and 2008, respectively.

Fixed assets as of January 31, 2007 and 2008 included $2.2 million and $4.0 million, respectively, under capital lease agreements. Accumulated depreciation and amortization relating to equipment and software under capital leases totaled $1.1 million and $1.8 million as of January 31, 2007 and 2008, respectively.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Notes Payable

Notes payable at January 31, 2007 and 2008, consist of the following (in thousands):

	January 31
	2007	2008
Revolving credit facility issued on November 27, 2006, bearing interest at Prime plus Applicable Margin based on EBITDA due in full July 31, 2008	$2,500	$4,500
Bank note of $4,000 issued on November 27, 2006, bearing interest at Prime plus Applicable Margin based on EBITDA due in full July 31, 2008	4,000	3,238
	6,500	7,738
Less current portion	(762)	(7,738)
Notes payable, excluding current portion	$5,738	$–

On November 3, 2005, the Company entered into a loan and security agreement with a bank that provides the Company with a revolving credit facility to borrow up to $5.0 million based upon the Company’s accounts receivable balances. Indebtedness under the facility was secured by all personal property, accounts receivable, interests in Knowledge Point, and 65% of the issued and outstanding shares of the Company’s subsidiary in the United Kingdom. The facility was subject to certain covenants relating to financial ratios. Borrowings under this credit facility were available to provide working capital and for general corporate purposes. Interest was accrued on the unpaid principal balance at a rate equal to the bank’s stated prime rate less 0.15%. This credit facility was repaid in full in December 2006 with the proceeds from a new term loan described below.

The Company entered into $10.0 million revolving credit facility with a bank that includes a $4.0 million term loan. As of January 31, 2008, the Company had approximately $7.7 million in outstanding borrowings under its revolving credit facility, including $3.2 million under the term loan. The interest rate on outstanding borrowings under the revolving credit facility is the bank’s prime rate plus an applicable margin of up to 150 basis points which is determined based on the

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Notes Payable (continued)

level of trailing three months’ EBITDA as defined by the loan agreement. In addition, an unused facility fee of between 25 and 50 basis points is also applied to the unused portion of the credit facility. At January 31, 2008, the Company had $2.3 million available under its revolving line of credit. As of January 31, 2008, the interest rate on borrowings under the revolving credit facility was 6.5% per annum.

The Company’s loan and security agreement with the bank contains certain financial covenants, requiring the Company to, among other things, maintain certain financial ratios and meet specified deadlines for the issuance of audited financial statements. The credit facility is collateralized by a perfected first priority security interest in all of its assets, including intellectual property. On January 3, 2007, the Company and the bank modified certain financial covenants in its loan and security agreement with which the Company was not previously in compliance. Additionally, as of January 31, 2007, the Company was in default of certain other covenants of its loan and security agreement relating to the delivery of financial information and its minimum account balances with the bank. As of October 31, 2007, the Company complied with these financial covenants and the bank executed a waiver with respect to the existing default. As of January 31, 2008, the Company was in default of a certain financial covenant of its loan and security agreement relating to a minimum required trailing three-month EBITDA. On March 6, 2008 the Company and the bank executed a forbearance agreement whereby the Bank forbeared exercising its rights and remedies against the Company as a result of the default from January 31, 2008 through April 30, 2008. On May 16, 2008, the Company and the bank executed a waiver agreement whereby the Bank waived exercising its rights and remedies against the Company as a result of the default from April 30, 2008 through July 31, 2008, the date in which the revolving line and term loan mature.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Convertible Redeemable Preferred Stocks

The following table reflects the Company’s convertible redeemable preferred stock issuances for each of the dates as indicated (in thousands, except share and per share data):

	Title	Number of	Issuance
Date Authorized	of Preferred	Shares	Price	Value	Issuance
and Issued	Stock Issuance	Issued	per Share	Received	Costs

November 6, 2003	Series A (1)	17,200,000	$1.00	$17,200	$74
December 28, 2004	Series B (2)	4,480,000	2.50	11,200	34
May 15, 2006	Series C (3)	1,288,660	3.88	5,000	–
January 11, 2007	Series D Junior (4)	1,882,353	4.57	8,600	49

_________
(1)
In November 2003, immediately following the sale of the Series A Convertible Redeemable Preferred Stock (Series A), the Company repurchased 16,750,000 shares of its common stock, from two stockholders, in the amount of $0.40 per share, $6.7 million in aggregate, using a portion of the net proceeds from the Series A issuance.

(2)
During December 2004, using a portion of the proceeds from the Series B Convertible Redeemable Preferred Stock (Series B), the Company repurchased 600,000 shares of its common stock at $2 per share, $1.2 million in aggregate.

(3)
On May 15, 2006, the Company completed the sale and issuance of 1,288,660 shares of Series C Convertible Redeemable Preferred Stock (Series C) to a group of 11 purchasers, including 90,206 Series C shares that were purchased by four executive officers of the Company and 1,131,572 Series C shares that were purchased by affiliates of two of the Company’s directors (see Note 12 – Related-Party Transactions). As a result, the Company recorded a loss on the issuance of the stock of $3.4 million and $256,000 compensation expense related to certain officers.

(4)
The Series D Convertible Redeemable Junior Preferred Stock (the Series D Junior) was issued, in its entirety, as consideration for substantially all of the net assets of People Business Network, Inc. (see Note 2 – Acquisitions and Dispositions).

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Convertible Redeemable Preferred Stocks (continued)

Pursuant to the Company’s certificate of incorporation and agreements related to the preferred stock issuances:

•
In general, Series A and Series B, Series C, and Series D Junior (the Preferred Stock) holders carry certain voting rights, given certain restrictions and limitations, including but not limited to, prohibition from collectively voting to effect a change in control, increase or decrease the number of authorized shares of the Series A, Series B and Series C (Senior Preferred Stock), incur any indebtedness and materially change the nature of the Company’s business.

•	In certain circumstances, the preferred stockholders have contractual registration rights as well as preemptive rights to purchase shares of common stock issued by the Company.

•
All preferred stock shares earn dividends of 8% of the original issue price per share of the respective offerings on an annual basis. Dividends are cumulative and paid when and if declared by the Company’s Board of Directors. For fiscal years 2006, 2007 and 2008, the Series A had dividends in arrears of $3.1 million, $4.5 million and $5.8 million, respectively. For fiscal years 2006, 2007 and 2008, the Series B had dividends in arrears of $979,000, $1.9 million and $2.8 million, respectively. For fiscal years 2007 and 2008, the Series C had dividends in arrears of $286,000 and $686,000, respectively. For fiscal years 2007 and 2008, the Series D Junior had dividends in arrears of $35,000 and $675,000, respectively. No dividends can be paid to the holders of common stock if any dividends on the Series A, B, C preferred stock, or D Junior preferred stock are outstanding and unpaid. All dividends in arrears have been accrued in the consolidated financial statements in accordance with EITF Topic D-98.

Convertibility

Preferred stockholders are entitled to convert preferred stock shares into common stock shares at the option of the holder at any time after the date of issuance of such preferred shares. The number of common stock shares into which each share of Series A, B, C preferred stock, and D Junior preferred stock is convertible into is determined by dividing the conversion value, the original issue price per share, by the conversion price, adjusted by anti-dilution clauses (none of which have been triggered), in effect at the time of conversion. As of January 31, 2008, the Company had reserved 17,200,000, 4,480,000, 1,288,660, and 1,882,353 shares of common stock for conversion of Series A, Series B, Series C and Series D Junior, respectively.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Convertible Redeemable Preferred Stocks (continued)

On or before May 15, 2011, two-thirds of the holders of the outstanding preferred stock shares may request in writing that shares be redeemed. At redemption, the holders will receive the fair value of the stock redeemed as of the redemption date, plus all declared but unpaid dividends. As of January 31, 2008, the redemption price of Series A, B, C preferred stock, and D Junior preferred stock were estimated to be $4.17, $4.34, $8.13, and $5.05 per share, respectively. As of January 31, 2007, the redemption price of Series A, B, C preferred stock, and D Junior preferred stock were estimated to be $3.79, $4.15, $7.35, and $4.57 per share, respectively. As of January 31, 2006, the redemption price of Series A and Series B was estimated to be $3.00 and $3.31 per share, respectively.

All preferred shares shall automatically convert into common stock at the then effective conversion prices in the event that holders of two-thirds of each class of Series A, B, C preferred stock, and D Junior preferred stock consent to such conversion or upon the closing of an underwritten public offering at a per share public offering price of not less than $6.375 per share and aggregate offering proceeds of at least $30 million.

Redemption

On February 28, 2006, the Board of Directors amended the Company’s certificate of incorporation to change the provisions allowing immediate redemptions to only allow redemption of the Company’s preferred stock issuance after May 15, 2012, given the preferred stockholders provide the Company with written notice on or before May 15, 2011, from at least two-thirds of the holders of the preferred stock shares. The preferred stockholders will receive the fair market value of the preferred stock shares as of May 15, 2011 (Redemption Price) plus all declared but unpaid dividends. On May 15, 2012, the Company will purchase one-half of the shares at the redemption price from the preferred stockholders. On May 15, 2013, the Company will pay the remaining one-half of the redemption price to the preferred stockholders.

On January 11, 2007, the Board of Directors further amended the certificate of incorporation to change the provisions to only allow redemption of the Company’s preferred stock issuances after January 11, 2013, given the preferred stockholders provide the Company with written notice on or before January 11, 2012, from at least two-thirds of the holders of the preferred stock shares. The preferred stockholders will receive the fair market value of the preferred stock shares as of January 11, 2012 (Redemption Price) plus all declared but unpaid dividends. On January 11, 2013, the Company will purchase one-half of the shares at the redemption price from the preferred stockholders. On January 11, 2014, the Company will pay the remaining one-half of the redemption price to the preferred stockholders.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Convertible Redeemable Preferred Stocks (continued)

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company or a change in control (a liquidation event), the Series C shareholders will be entitled to receive, prior to and in preference to any Series A, Series B, Series D Junior, or common stock shareholders, an amount equal to the Series C original issue price, plus an amount equal to the Series C original issue price multiplied by 2% per quarter, compounded quarterly, less any dividend paid, plus all declared but unpaid dividends. If the funds are insufficient to permit full payment to the Series C shareholders, then the funds available shall be distributed ratably among the holders of the Series C preferred stock. After payment to the holders of the Series D Junior, Series C, Series B, and Series A, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of the common stock and Series C based on the number of shares held by each on an as-if converted basis.

In the event of any liquidation event, the Series B shareholders will be entitled to receive, prior to and in preference to any Series A or common stock shareholders, an amount equal to the Series B original issue price, plus an amount equal to the Series B original issue price multiplied by 2% per quarter, compounded quarterly, less any dividend paid, plus all declared but unpaid dividends. If the funds are insufficient to permit full payment to the Series B shareholders, then the funds available shall be distributed ratably among the holders of the Series B preferred stock.

In the event of any liquidation event, the Series A shareholders will be entitled to receive, prior to and in preference to any common stock shareholders, an amount equal to the Series A original issue price, plus an amount equal to the Series A original issue price multiplied by 2% per quarter, compounded quarterly, less any dividend paid, plus all declared but unpaid dividends. If the funds are insufficient to permit full payment to the Series A shareholders, after payment to the holders of the Series B Preferred Stock, then the funds available shall be distributed ratably among the holders of the Series A stock.

In the event of any liquidation event, after the payment in full of the Series C, Series B, and Series A liquidation preference, the holders of the Series D Junior shall be entitled to receive, prior and in preference to the holders of common stock, an amount equal to the sum of the Series D Junior original issue price, plus an amount equal to the Series D original issue price multiplied by 2% per calendar quarter, compounded quarterly, from the date of issuance of the share, less the amount of any dividend paid plus all declared but unpaid dividends on such share. If the funds are insufficient to permit full payment to the Series D Junior shareholders, then the funds available shall be distributed ratably among the holders of the Series D Junior shareholders.

6. Convertible Redeemable Preferred Stocks (continued)

Embedded Derivative Instrument

Pursuant to SFAS No. 133, the Company’s Preferred Stock is defined as a hybrid instrument. These hybrid instruments are comprised of a debt instrument (redeemable Preferred Stock), as the host contract, and an embedded derivative consisting of the conversion feature, which derives its value, in part, based on the changes in fair value of the Company’s common stock. The embedded derivative instrument is not clearly and closely related to the underlying debt instruments since the economic characteristics and risks associated with this derivative are based on equity values. Therefore, in accordance with SFAS No. 133, the Company has separated the embedded derivative instruments from the hybrid instruments based on their respective fair values and has classified the embedded derivatives as a non-current liability in the accompanying consolidated balance sheets.

In order to determine the SFAS No. 133 adjustment associated with Preferred Stock, the Company first determined the initial carrying amount of the embedded derivative instruments based on the fair value as of the dates they were issued. The Company then separated the fair value of the embedded derivative instrument from the Preferred Stock and has recorded the fair value of the embedded derivative at fair value with changes in the fair value of the derivative recognized into the consolidated statements of operations. The carrying value of the Preferred Stock is recorded at redemption value (liquidation preference) with changes in redemption value recorded as a dividend. At such time that the Preferred Shareholders vote to redeem the Preferred Shares, the Company will be required to reclassify the Preferred Stock to a liability at its then fair value in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Changes in the fair value of the embedded derivative instruments are classified as a non-operating expense in the consolidated statements of operations. As of January 31, 2006, 2007 and 2008, the fair value of the embedded derivatives approximated $49,910,000, $53,571,000, and $58,556,000, respectively, and are included as a non-current liability in the accompanying consolidated balance sheets.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Stock-Based Compensation Expense

The Company’s Board of Directors adopted the Vurv Technology, Inc. Stock Option Plan (2004 Plan) that became effective March 18, 2004. The 2004 Plan provides for an aggregate of 4,000,000 shares of the Company’s common stock to be granted as stock options to employees, consultants, independent contractors, and directors.

Stock options are granted at the discretion of the Company’s Board of Directors at an exercise price and term determined by the Board of Directors. Exercise prices are not less than fair market value at the date of grant and the term of options is not greater than ten years. Options generally vest over a period of four years in four equal increments starting with the first anniversary of the employee’s hire date for initial grants or the grant date for subsequent grants to employees. As of January 31, 2008, there were 368,813 shares available for grant under the 2004 Plan, as amended.

Prior to February 1, 2006, as permitted under SFAS No. 123 the Company elected to follow APB 25, which prescribes the intrinsic value method of accounting for its stock-based awards issued to employees and directors. As all grants prior to February 1, 2006 were issued at or greater than fair value, the Company did not recognize stock-based compensation expense for its stock options awarded to employees and directors in its consolidated statements of operations.

Assumptions used to measure the minimum value of options granted to employees for the fiscal year 2006 were as follows:

Weighted-average risk-free rate (1)	3.88%
Expected term (2)	7 years
Dividend yield	0%
Stock price volatility	0%

(1)	The risk-free interest rate is based on the U.S. treasury security rate estimated for the expected life of the options at the date of grant.

(2)	The expected term is based upon an average of the contractual life and the vesting period of the options.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Stock-Based Compensation Expense (continued)

Effective February 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R). As the Company is not public and previously used the minimum value method of measuring equity share options for pro-forma disclosure purposes, the Company uses the prospective transition method as permitted under SFAS 123(R). The prospective transition method requires the Company to apply the provisions of SFAS 123(R) only to new awards granted, and to awards modified, repurchased, or cancelled after the adoption date. Under this transition method, stock-based compensation expense recognized beginning February 1, 2006 is based on the grant date fair value of stock-based awards granted or modified after February 1, 2006.

The fair value of each option is measured at the grant date using a Black-Scholes option valuation model, which requires the use of a number of assumptions including volatility, risk-free interest rate, and expected dividends. The following assumptions were used in calculating the fair value of options granted in the periods as indicated below:

	2007	2008

Weighted-average expected term (in years)(1)	7.0	7.0
Expected stock volatility (2)	48%	46%
Risk-free interest rate (3)	4.73 – 4.88%	3.41-4.97%
Expected dividend yield	0%	0%

(1)	The expected life is based upon an average of the contractual life and the vesting period of the options.

(2)
Expected volatility is based primarily on that of similar competitor companies that the Company believes produces an estimate that is representative of our expectations of the future volatility over the expected term of our option.

(3)	The risk-free interest rate is based on the U.S. treasury security rate estimated for the expected life of the options at the date of grant.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Stock-Based Compensation Expense (continued)

Pursuant to SFAS 123(R), stock-based compensation cost is recognized ratably using the straight-line attribution method over the expected vesting period or to the retirement eligibility date, if less than the vesting period when vesting is not contingent upon any future performance.

SFAS 123(R) requires the estimation of forfeitures when recognizing stock-based compensation cost and that this estimate of forfeitures be adjusted over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures are recognized through a cumulative adjustment, which is recognized in the period of change and which impacts the amount of unamortized stock-based compensation expense to be recognized in future periods. The Company has estimated forfeitures to be 25% based primarily on the Company’s historical forfeiture rate.

SFAS 123(R) also requires the Company to reflect the income tax benefit from the exercise of stock options in the consolidated statement of cash flows as a cash inflow from financing activities and as a cash outflow from operating activities. Prior to the adoption of SFAS 123(R), these income tax benefits have been reflected as a cash inflow from operating activities. The consolidated statement of cash flows for fiscal year 2006 has not been restated. The income tax benefit from the exercise of stock options was immaterial for fiscal years 2007 and 2008.

On March 23, 2006, the Company accelerated the vesting of 537,500 unvested stock options previously awarded to two executives. This modification resulted in no additional stock-based compensation expense because the modification did not result in an increase in the fair value compared to the unmodified option.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7. Stock-Based Compensation Expense (continued)

Stock Option Activity – The following table summarizes stock option activity since February 1, 2006, and related information:

		Weighted-	Weighted-
		Average	Average
		Exercise	Remaining
	Outstanding	Price per	Contractual
	Options	Share	Life (Years)

Balance, February 1, 2006	2,599,125	$1.80
Granted	1,568,750	3.65
Exercised	(11,437)	1.90
Forfeited, expired, exchanged, or canceled	(976,563)	2.25
Balance, January 31, 2007	3,179,875	2.55
Granted	1,039,250	3.88
Exercised	(51,250)	1.13
Forfeited, expired, exchanged, or canceled	(599,375)	2.02
Balance, January 31, 2008	3,568,500	3.05	8.0
Expected to Vest at January 31, 2008	1,264,655	3.55	8.7
Exercisable at January 31, 2008	1,882,293	2.60	7.3

The aggregate intrinsic value of options outstanding, exercisable, and expected to vest at January 31, 2008, was $1.5 million, $1.2 million, and $0.2 million, respectively. This amount represents the total pre-tax intrinsic value (the difference between our closing stock price based on the most recent valuation obtained for fiscal year 2008, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on January 31, 2008. The total intrinsic value of options exercised during fiscal years 2007 and 2008 was $10,000 and $86,000, respectively, with proceeds of $17,000 and $58,000, respectively, from stock options exercised. No stock options were exercised during fiscal year 2006.

The weighted-average fair value of options granted during the fiscal years 2007 and 2008, was $1.05 per option and $1.46 per option, respectively. For the years ended January 31, 2005 and 2006, the fair value of the options granted was approximately $0 per option. The weighted-average fair value of options vested during fiscal years 2006, 2007 and 2008 was $0 per option, $1.13 per option and $1.11 per option, respectively.

7. Stock-Based Compensation Expense (continued)

At January 31, 2008, there was $1.6 million of total unrecognized stock-based compensation cost related to non-vested stock-based compensation arrangements, including options. That cost is expected to be recognized over a weighted-average period of 3.1 years.

As a result of adopting SFAS 123(R) on February 1, 2006, the Company’s net loss and loss before income taxes for the years ended January 31, 2007 and 2008, were $399,000 and $373,000 higher, respectively, than if the Company had continued to account for stock-based compensation under APB 25.

On May 15, 2006, the Company completed the sale and issuance of 1,288,660 shares to a group of eleven purchasers, including 90,206 Series C shares that were purchased by four executive officers of the Company. All of the Series C shares were purchased from the Company at $3.88 per share, representing an aggregate discount of $3.7 million from the fair market value of the Series C shares. As a result of the discount, the Company recorded a loss on issuance of the Series C shares of $3.4 million in addition to stock based compensation of $256,000 for the 90,206 Series C shares purchased by the four executive officers of the Company (See Note 6 – Convertible Redeemable Preferred Stock and Note 12 – Related-party Transactions).

Total stock-based compensation expense for fiscal years 2006, 2007 and 2008 was $0, $655,000 and $373,000, respectively.

8. Commitments and Contingencies

Lease Commitments – The Company leases its office facilities and certain office equipment under various non-cancelable operating lease agreements with various expiration dates through fiscal year 2011. Total rent expense recognized in connection with these leases for the years ended January 31, 2006, 2007 and 2008 was $1.1 million, $1.2 million, and $1.4 million, respectively.

The Company leases certain computer software and equipment under various non-cancelable capital leases. Interest rates under the leases range from 2% to 23% and expire on various dates through fiscal year 2010.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

Future minimum payments under these leases as of January 31, 2008, were as follows (in thousands):

	Capital	Operating
	Leases	Leases
Years ending January 31:
2009	$1,289	$1,122
2010	995	948
2011	297	662
2012	54	–
Future minimum lease payments	2,635	$2,732
Amount representing interest	380
Present value of future minimum lease payments	2,255
Less current portion	1,042
Long-term portion	$1,213

The operating lease agreement for the Company's headquarters facility is a sublease arrangement and includes a requirement to maintain a security deposit, currently funded as a letter of credit in the amount of $286,000, which is included in restricted cash reported on the accompanying consolidated balance sheet as of January 31, 2008. The Company may request the landlord to reduce the face amount of the letter of credit as of months 24, 36, 48, 60, and 72 of the term of the agreement, with 24 and 36 months being October 2006 and 2007, respectively, when the letter of credit was reduced by $95,000 and $96,000, respectively.

Hosting Services – The Company has agreements with third parties to provide co-location services for hosting operations. The agreements generally require a minimum monthly payment for a fixed period of time in return for which the hosting service provider provides certain guarantees of network availability.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

Future minimum payments under hosting services agreements as of January 31, 2008, were as follows (in thousands):

Years ending January 31:
2009	$636
2010	288

Warranties − The Company’s on-demand application service is typically warranted to perform in accordance with its user documentation. The Company has entered into service level agreements with certain of its customers warranting certain levels of uptime reliability and permitting those customers to receive credits or terminate their agreements in the event that the Company fails to meet those levels. To date, the Company has not provided a material amount of credits or canceled any agreements related to these service level agreements.

Indemnification − The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party’s intellectual property rights. To date, the Company has not incurred material costs as a result of such indemnifications. The term of these indemnification provisions is generally coterminous with the term of the arrangement.

Litigation − From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. The Company believes that the resolution of these matters will not have a material effect on the Company's consolidated financial position, results of operations, or cash flows.

Royalty − The Company is party to a software license agreement amended on January 31, 2004, that grants the Company a worldwide enterprise license for the sale or use of a third-party application and was obligated under the agreement to pay the licensor a royalty of $220,000 for each of the years ended January 31, 2006, 2007 and 2008, respectively. The agreement automatically renews for successive one-year periods unless terminated by either party, with a maximum 10% increase in the royalty fees per year. Royalties are included in costs of revenue.

Employment Agreements − The Company has an employment agreement with one officer through June 15, 2008 at an annual base salary of $250,000, subject to adjustments and plus bonuses. The agreement automatically renews for successive two year periods every two years.

8. Commitments and Contingencies (continued)

Sales and Use Taxes – Historically, the Company has not collected and remitted sales and use taxes from certain customers. Accordingly, the Company accrues for sales and use taxes and related penalties and interest. As of January 31, 2007 and 2008, the Company accrued $810,000, and $670,000, respectively, for sales and use taxes and related penalties and interest.

9. Income Taxes

Effective February 1, 2007, the Company adopted the provisions of FIN No. 48. FIN No. 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on recognition and classification of income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The Company files income tax returns in the U.S., United Kingdom, France, Australia, and various U.S. state jurisdictions. The Company has identified the U.S., United Kingdom and certain key states as our major jurisdictions. The periods subject to examination for those returns are the 2005 through 2007 tax years.

The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of our income tax expense. As of the date of adoption of FIN No. 48, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits.

The provision for income taxes consists of the following (in thousands):

	January 31
	2006	2007	2008
Loss before provision for income taxes:
Domestic	$(28,699)	$(14,737)	$(8,980)
Foreign	(2,161)	(1,273)	534
Total	$(30,860)	$(16,010)	$(8,446)

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Income Taxes (continued)

	Year Ended January 31
	2006	2007	2008
Current taxes:
Federal	$–	$–	$–
State	1	6	7
Foreign	–	–	–
	1	6	7
Deferred taxes:
Federal	–	–	209
State	–	–	25
Foreign	–	–	–
	–	–	234
Total taxes	$1	$6	$241

A reconciliation of the statutory U.S. federal income tax rate to the Company's effective income tax rate is as follows:

	January 31
	2006		2007		2008

Federal tax at statutory tax rate	$(10,492)	(34.0)%	$(5,443)	(34.0)%	$(2,872)	(34.0)%
State tax, net of federal benefit	(1,142)	(3.7)	(608)	(3.8)	(321)	(3.8)
Fair value of embedded derivative	8,151	26.4	(204)	(1.3)	1,895	22.4
Loss on issuance of Series C redeemable convertible preferred stock	–	–	1,292	8.1	–	–
Increase in valuation allowance	3,250	10.5	4,959	31.0	1,457	17.3
Nondeductible items	68	0.2	61	0.4	63	0.8
Other	166	0.6	(51)	(0.4)	19	0.2
Effective income tax rate	$1	–%	$6	–%	$241	2.9%

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Income Taxes (continued)

Net deferred tax liabilities consist of the following (in thousands):

	January 31
	2007	2008
Deferred tax assets:
Federal operating loss carryforwards	$9,477	$11,086
State operating loss carryforwards	1,217	1,152
Foreign operating loss carryforwards	1,528	1,187
Charitable contributions carryforwards	24	5
Accounts receivable	54	79
Compensation	2	–
Stock-based compensation	274	348
Acquired intangible assets	–	–
Property and equipment	103	149
Total deferred tax assets	12,679	14,006
Deferred tax liability:
Property and equipment	–	–
Acquired intangible assets	(332)	(434)
Net deferred tax assets	12,347	13,572
Valuation allowance	(12,347)	(13,806)
Net deferred tax liabilities	$–	$(234)

As a result of continuing losses, management has determined that it is more likely than not that the Company will not realize the benefits of the deferred tax assets and therefore has recorded a valuation allowance to reduce the carrying value of the deferred tax assets to zero.

As of January 31, 2008, the Company had approximately $32.7 million of federal and $27.2 million of state net operating loss carry forwards available to offset future taxable income, respectively. The federal net operating loss carryforwards expire in varying amounts between 2023 and 2028. The federal and state net operating loss carryforwards include $118,000 of excess tax benefits related to the exercise of employee stock options. When ultimately recognized, these benefits will be an adjustment to stockholders' equity.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations that have occurred previously or that could occur in the future provided by Section 382 of the Internal Revenue Code of 1986 or similar

9. Income Taxes (continued)

state law. These ownership changes may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income and tax.

Approximately $780,000 of the valuation allowance will reverse through goodwill if ultimately recognized.

As of January 31, 2008, the Company had approximately $3.8 million of foreign net operating loss carryforwards available to offset future taxable income. The foreign net operating loss carryforwards have no expiration.

The Company considers all undistributed earnings of its foreign subsidiaries to be permanently invested in foreign operations. Accordingly, no deferred tax liabilities have been recorded in this regard.

10. Fair Value of Financial Instruments

The Company estimates fair value of financial instruments through the use of available market information, quotes from financial institutions, discounted cash flow analysis and other available information. Significant judgment is used in interpreting such data to develop estimates of fair value and accordingly, estimated fair value amounts are not indicative of the amounts that the Company could realize in a current market exchange.

Company's fair value estimates do not reflect subsequent changes in interest, tax, foreign currency exchange rates or other variables that may affect the determination of fair value. The Company does not hold its financial instruments for trading or speculative purposes. The following reflects the Company’s financial instruments and estimated fair value for each of the periods ended January 31, 2007 and 2008:

Notes Payable – the fair value of the Company’s notes payable approximates their carrying value, net of discount, based on interest rates currently available to the Company for debt of the same remaining maturity.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Fair Value of Financial Instruments (continued)

Preferred Stock and Preferred Stock Embedded Derivatives – the Series A, B, C, and D Junior convertible redeemable preferred stock conversion features accounted for as embedded derivatives, have been recorded at fair value as determined by the Company’s management. As of January 31, 2008, the fair value of Series A, B, C, and D Junior convertible redeemable preferred stock, excluding the fair value of the conversion features, was $23.7 million, $14.7 million, $6.0 million, and $8.6 million, respectively. As of January 31, 2007, the fair value of Series A, B, C, and Series D Junior convertible redeemable preferred stock, excluding the fair value of the conversion features, was $21.6 million, $13.4 million, $5.5 million and $7.8 million, respectively. Fair value of the convertible redeemable preferred stock, excluding the conversion feature, is determined by the Company's management.

To determine fair value, the Company’s management considers many factors, including:

•	the Company’s current and historical operating performance;

•	the Company’s expected future operating performance;

•	the Company’s financial condition;

•	the liquidation rights and other preferences of the Company’s preferred stock;

•	any recent privately negotiated sales of the Company’s securities to third parties;

•	the Company’s then-current book value per share;

•	the lack of marketability of the Company’s common stock;

•	the potential future marketability of the Company’s common stock; and

•	the business risks inherent in the Company’s business and in high technology companies generally.

Vurv Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Employee Benefit Plans

The Company has a 401(k) plan covering all eligible employees. The Company began making matching contributions to the plan in fiscal 2008, equal to $.50 for every $1.00 contributed by eligible employees up to 4% of their salary. The Company recorded contribution expense of $41,000 in fiscal 2008.

12. Related-Party Transactions

On May 15, 2006, the Company completed the sale and issuance of 1,288,660 shares to a group of 11 purchasers, including 90,206 Series C shares that were purchased by four executive officers of the Company and 1,131,572 Series C shares that were purchased by affiliates of two of the Company’s directors. All of the Series C shares were purchased from the Company at $3.88 per share, a discount from the fair market value of the Series C shares. As a result of this discount, a $3.4 million loss on issuance of Series C preferred stock was recognized in addition to stock-based compensation expense in the amount of $256,000 for the 90,206 Series C shares purchased by the four executive officers of the Company.

13. Subsequent Events

On May 5, 2008, the Company entered into a definitive agreement with Taleo Corporation (Taleo) whereby Taleo will acquire all of the outstanding capital stock of the Company and assume vested employee stock options. The consideration will be comprised of 4.1 million shares of Taleo Class A common stock, approximately $36.5 million in cash, subject to adjustment for third party expenses and certain other specified items, and the assumption of up to $9.0 million of debt. In addition, Taleo will also assume unvested employee stock options. The acquisition was subject to regulatory approval, and completed  on July 1, 2008.